Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-202282 and 333‑202284) of Williams Partners L.P. (the “Partnership”) and in the related prospectuses and in the Registration Statement on Form S-8 (No. 333-169338) pertaining to the Partnership’s Long-Term Incentive Plan of our report dated February 26, 2016, except for the matters described under the Description of Business heading in Note 1, Note 18 and Note 19, as to which the date is May 27, 2016, with respect to the consolidated financial statements of the Partnership, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
May 27, 2016